Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 13, 2004 relating to the financial statements and financial statement schedule of Intellisync Corporation, which appears in Intellisync Corporation’s Annual Report on Form 10-K for the year ended July 31, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 2, 2004